APPENDIX A

WELLS CAPITAL MANAGEMENT INCORPORATED

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds
Core Bond Portfolio Diversified Large Cap Growth Portfolio[1] Emerging Growth Portfolio Real Return Portfolio Short-Term Investment Portfolio

Appendix A amended:  November 16, 2016

1. On November 16, 2016 the Board of Trustees of Wells Fargo Master Trust approved a sub-adviser change to the Diversified Large Cap Growth Portfolio (“Portfolio”).  Effective on or about January 31, 2017 the Portfolio will no longer be sub-advised by Wells Capital Management Incorporated.

SCHEDULE A

WELLS CAPITAL MANAGEMENT INCORPORATED

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDED AND RESTATED FEE AGREEMENT

WELLS FARGO MASTER TRUST

                This amended and restated fee agreement is made as of the 31st day of March, 2001, and is amended as of the 16th day of November, 2016, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Wells Capital Management Incorporated (the “Sub-Adviser”) and

                WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Portfolio” and collectively the “Portfolios”).

                WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

                NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of each Portfolio throughout the month:

Name of Portfolio	Sub-Advisory Rate
Core Bond Portfolio	First 100M Next 200M Next 200M Over 500M	0.20% 0.175% 0.15% 0.10%
Diversified Large Cap Growth Portfolio[1]	First 100M Next 200M Next 500M Over 800M	0.30% 0.275% 0.25% 0.20%
Emerging Growth Portfolio	First 100M Next 100M Over 200M	0.55% 0.50% 0.40%
Real Return Portfolio	First 100M Next 200M Next 200M Over 500M	0.28% 0.25% 0.22% 0.18%
Short-Term Investment Portfolio	First 1B Next 2B Next 3B Over 6B	0.05% 0.03% 0.02% 0.01%

                If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Portfolio.

Schedule A amended:  November 16, 2016

1. On November 16, 2016 the Board of Trustees of Wells Fargo Master Trust approved a sub-adviser change to the Diversified Large Cap Growth Portfolio (“Portfolio”).  Effective on or about January 31, 2017 the Portfolio will no longer be sub-advised by Wells Capital Management Incorporated.
The foregoing fee schedule is agreed to as of November 16, 2016 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

       Paul Haast

       Senior Vice President

WELLS CAPITAL MANAGEMENT INCORPORATED

By:

      Karen Norton

      Chief Operating Officer